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                                       Exhibit 4.2














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                     MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                              FINANCIAL SERVICES PORTFOLIO
                                REFERENCE TRUST AGREEMENT

                       This Reference Trust Agreement dated           , 1999
             between DEAN WITTER REYNOLDS INC., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Dean Witter Select Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated September 30, 1993. Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                                    WITNESSETH THAT:

                       In consideration of the premises and of the mutual
             agreements herein contained, the Depositor and the Trustee agree as follows:


                                           I.

                         STANDARD TERMS AND CONDITIONS OF TRUST

                       Subject to the provisions of Part II hereof, all the
             provisions contained in the Basic Agreement are herein incorpo-rated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this in-strument except that the Basic Agreement is hereby amended as follows:

                       A. The first sentence of Section 2.01 is amended to add the following language at the end of such sentence:
                  "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more of such Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Securities within the 90-day period following the first deposit of Securi-ties in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee deter-mine".

                       B. The first sentence of Section 2.06 is amended to add the following language after "Securities"))": "and/or cash (or a letter of credit in lieu of cash) with

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                  instructions to the Trustee to purchase one or more Addi-
                  tional Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Additional Secu-rities within the 90-day period following the first de-posit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

                       C.   Article III, entitled "Administration of Trust",
                  Section 3.01 Initial Cost shall be amended as follows:

                            Section 3.01 Initial Cost shall be amended to
                       substitute the following language:

                                 SECTION 3.01.  INITIAL COST  The costs of

                            organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimburs-able to the Depositor provided below, be borne by the Unit Holders, PROVIDED, HOWEVER, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne by Unit Holders shall be borne by the Depositor and, PROVIDED FURTHER, HOWEVER, that the liabil-ity on the part of the Depositor under this sec-tion shall not include any fees or other ex-penses incurred in connection with the admini-stration of the Trust subsequent to the deposit referred to in Section 2.01. Upon notification from the Depositor that the primary offering pe-riod is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein speci-fied, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the

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                            primary offering period and shall not be re-
                            flected in the computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the inden-ture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and ex-penses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not in-cluding the expenses incurred in the printing of preliminary prospectuses and prospectuses, ex-penses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reim-bursement of expenses pursuant to this Section shall be reserved by the Trustee for such pur-pose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for re-demption.

                       D. The third paragraph of Section 3.05 is hereby amended to add the following sentence after the first sen-tence thereof: "Depositor may direct the Trustee to in-vest the proceeds of any sale of Securities not required for the redemption of Units in eligible money market in-struments selected by the Depositor which will include only negotiable certificates of deposit or time deposits of domestic banks which are members of the Federal Deposit Insurance Corporation and which have, together with their branches or subsidiaries, more than $2 billion in total assets, except that certificates of deposit or time depos-its of smaller domestic banks may be held provided the de-posit does not exceed the insurance coverage on the in-strument (which currently is $100,000), and provided fur-ther that the Trust's aggregate holding of certificates of deposit or time deposits issued by the Trustee may not ex-ceed the insurance coverage of such obligations and U.S. Treasury notes or bills (which shall be held until the ma-turity thereof) each of which matures prior to the earlier of the next following Distribution Date or 90 days after

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                  receipt, the principal thereof and interest thereon (to
                  the extent such interest is not used to pay Trust ex-penses) to be distributed on the earlier of the 90th day after receipt or the next following Distribution Date."

                       E.   The first sentence of each of Sections 3.10,
                  3.11 and 3.12 is amended to insert the following language at the beginning of such sentence, "Except as otherwise provided in Section 3.13,".

                       F.   The following new Section 3.13 is added:

                       Section 3.13. EXTRAORDINARY EVENT - SECURITY RETEN-TION AND VOTING. In the event the Trustee is notified of any action to be taken or proposed to be taken by holders of the securities held by the Trust in connection with any proposed merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee shall take such action or refrain from taking any action, as appropriate, so as to insure that the securities are voted as closely as possible in the same manner and in the same general proportion as are the securities held by owners other than the Trust. If stock or securities are received by the Trustee, with or without cash, as a result of any merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee at the direction of the De-positor may retain such stock or securities in the Trust. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

                       G. Section 1.01 is amended to add the following definition: (9) "Deferred Sales Charge" shall mean any deferred sales charge payable in accordance with the pro-visions of Section 3.12 hereof, as set forth in the pro-spectus for a Trust. Definitions following this defini-tion (9) shall be renumbered.

                       H. Section 3.05 is hereby amended to add the fol-lowing paragraph after the end thereof: On each Deferred Sales Charge payment date set forth in the prospectus for a Trust, the Trustee shall pay the account created pursu-ant to Section 3.12 the amount of the Deferred Sales Charge payable on each such date as stated in the prospec-tus for a Trust. Such amount shall be withdrawn from the Principal Account from the amounts therein designated for such purpose.

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                       I.   Section 3.06B(3) shall be amended by adding the
                  following:  "and any Deferred Sales Charge paid".

                       J. Section 3.08 shall be amended by adding the fol-lowing at the end thereof: "In order to pay the Deferred Sales Charge, the Trustee shall sell or liquidate an amount of Securities at such time and from time to time and in such manner as the Depositor shall direct such that the proceeds of such sale or liquidation shall equal the amount required to be paid to the Depositor pursuant to the Deferred Sales Charge program as set forth in the pro-spectus for a Trust.

                       K.   Section 3.12 shall be added as follows:

                       Section 3.12. DEFERRED SALES CHARGE. If the pro-spectus for a Trust specifies a Deferred Sales Charge, the Trustee shall, on the dates specified in and as permitted by the prospectus, withdraw from the Income Account if such account is designated in the prospectus as the source of the payments of the Deferred Sales Charge, or to the extent funds are not available in that account or if such account is not so designated, from the Principal Account, an amount per Unit specified in the prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the Income Account is not designated as the source of the Deferred Sales Charge payment or if the balances in the Income and Principal Ac-counts are insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either ad-vance funds, if so agreed to by the Trustee, in an amount equal to the proposed withdrawal and be entitled to reim-bursement of such advance upon the deposit of additional monies in the Income Account or the Principal Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit Securities in kind to such special Depositor's Account. Such directions shall identify the Securities, if any, to be sold or dis-tributed in kind and shall contain, if the Trustee is di-rected by the Depositor to sell a Security, instructions as to execution of such sales. If a Unit Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Unit Holder an amount equal to the unpaid portion of the Deferred Sales Charge and distribute such amount to such special Depositor's account or, if the

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                  Depositor shall purchase such Unit pursuant to the terms
                  of Section 5.02 hereof, the Depositor shall pay the Re-demption Price for such Unit less the unpaid portion of the Deferred Sales Charge. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Deposi-tor's account.

                       L. Reference to "Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Dean Witter Select Equity Trust".

                                           II.

                          SPECIAL TERMS AND CONDITIONS OF TRUST

                       The following special terms and conditions are hereby
             agreed to:


                       A. The Trust is denominated Morgan Stanley Dean Witter Select Equity Trust, Financial Services Industrial Port-folio (the "Financial Services Trust").

                       B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

                       C. The term, "Depositor" shall mean Dean Witter Reynolds Inc.

                       D.   The aggregate number of Units referred to in
             Sections 2.03 and 9.01 of the Basic Agreement is        for the
             Financial Services Trust.

                       E.   A Unit is hereby declared initially equal to
             1/      th for the Financial Services Trust.

                       F.   The term "In-Kind Distribution Date" shall mean.

                       G.   The term "Record Dates" shall mean
                                                       and
             and such other date as the Depositor may direct.


                       H.   The term "Distribution Dates shall mean
                                                          and
                  and such other date as the Depositor may direct.

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                       I.   The term "Termination Date" shall mean        .

                       J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

                       K.   The Trustee's Annual Fee as defined in Section
             6.04 of the Indenture shall be $     per 100 Units.

                       L. For a Unit Holder to receive "in-kind" distribu-tion during the life of the Trust other than in connection with a rollover, such Unit Holder must tender at least 25,000 Units for redemption. On the In-Kind Date there is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution.

                       M. The Indenture is amended to provide that the pe-riod during which the Trustee shall liquidate the Trust Securi-ties shall not exceed 14 business days commencing on the first business day following the In-Kind Date.

                   (Signatures and acknowledgments on separate pages)